Exhibit 99.1

bluebird bio Presents New Data from HGB-205 Study of LentiGlobinTM Drug Product in Patients with Transfusion-Dependent β-Thalassemia (TDT) and Severe Sickle Cell Disease at American Society of Hematology (ASH) Annual Meeting

-First patient with severe sickle cell disease treated with gene therapy remains free of clinical symptoms 21 months after receiving LentiGlobin Drug Product –

-Ongoing transfusion independence and sustained production of HbAT87Q in patients with transfusion-dependent β-thalassemia –

-Company to host event at ASH with live webcast, Monday, December 5 at 8:30 p.m. PT –

San Diego, CA, December 3, 2016 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, announced the presentation of new data from the ongoing HGB-205 clinical study evaluating its LentiGlobin product candidate in patients with transfusion-dependent β-thalassemia (TDT) and severe sickle cell disease (SCD) at the 58th American Society of Hematology Annual Meeting.

The data from the HGB-205 study were highlighted today in a poster presentation by Marina Cavazzana, M.D., Ph.D., lead investigator of the HGB-205 study conducted in Necker Hospital, AP-HP and professor of hematology at Paris Descartes University, head of the department of Biotherapy Hospital, the clinical research center of Biotherapy at Necker Enfants Malades - Greater Paris University Hospitals, AP-HP and Inserm) and the Lymphohematopoiesis Laboratory, Institute of Genetic Diseases, Imagine, Paris, France.

“We believe the enduring responses seen in this study - in the patients with TDT as well as the patient with SCD - demonstrate the continued promise of LentiGlobin gene therapy in both of these patient populations. We have seen nearly three years of transfusion independence in TDT in certain patients, providing important data on the long-term safety and durability of this therapy,” said David Davidson, M.D., chief medical officer, bluebird bio. “In addition, it is encouraging that the patient with SCD has remained free of acute SCD-related clinical events in the 21 months since treatment, when he previously required monthly blood transfusions to help control his SCD symptoms. This patient’s successful outcome not only offers hope for the potential of LentiGlobin to benefit other patients with SCD, but also provides important insights into this complex disease that we are applying to our ongoing HGB-206 study.”

Abstract #2311: Update from the HGB-205 Phase 1/2 Clinical Study of LentiGlobin Gene Therapy: Sustained Clinical Benefit in Severe Hemoglobinopathies

HGB-205 is an ongoing, open-label, single-center Phase 1/2 study designed to evaluate the safety and efficacy of LentiGlobin drug product in the treatment of patients with TDT and severe SCD. Four patients with TDT and one patient with severe SCD have undergone infusion with LentiGlobin drug product in this study as of September 9, 2016. The patients with TDT have between 11.6 and 33.5 months of follow-up, and the patient with SCD has 22.9 months of follow-up.

Key Results as of September 9, 2016 Data Cut-off:

•

Three patients with TDT and β0/βE genotype have remained free of transfusions since shortly after receiving LentiGlobin treatment. Patient 1201 has been free of transfusions for 33.1 months with total hemoglobin of 10.9 g/dL, of which 7.7 g/dL was HbAT87Q. Patient 1202 has been free of transfusions for 29.9 months with total hemoglobin of 13.5 g/dL, of which 10.1 g/dL was HbAT87Q. In addition, this patient has been able to stop iron chelation. Patient 1206 has been free of transfusions for 11.5 months with total hemoglobin of 11.3 g/dL, of which 8.6 g/dL was HbAT87Q.

•

Patient 1203 with TDT and homozygousity for the severe β+ mutation IVS1-110 has been free of transfusions for 11.6 months (since approximately 3 months after receiving LentiGlobin treatment) with total hemoglobin of 8.3 g/dL, of which 6.7 g/dL was HbAT87Q.

•

Patient 1204 with severe SCD at 21-month post-drug infusion was producing 48% HbAT87Q – well above the 30 percent threshold of anti-sickling Hb that may potentially achieve a disease-modifying clinical effect.

•

Prior to drug product infusion, Patient 1204 required monthly blood transfusions after failure of hydroxyurea treatment to help control his SCD symptoms; he has not received RBC transfusions since shortly after LentiGlobin infusion. Since infusion, this patient has had no hospitalizations or acute SCD-related events.

•	No LentiGlobin-related adverse events have been observed for the patients with either TDT or SCD; the adverse events observed are generally consistent with myeloablative conditioning.
•	All five treated patients successfully engrafted and insertional site analyses demonstrate highly polyclonal reconstitution without clonal dominance.

“These data show a stable clinical and biological effect in patients with TDT or severe SCD who have received a one-time treatment with LentiGlobin,” said Professor Cavazzana. “We are now seeing the benefit of gene therapy with LentiGlobin beyond two years in TDT in certain patients, and clinical benefit continues to be realized in the patient with severe SCD after almost 24 months of follow-up. We are encouraged by these results and the potential benefit treatment with LentiGlobin can have on patients living with these debilitating diseases and without an HLA compatible sibling donor.”

Webcast Information

bluebird bio will host a live webcast at 8:30 p.m. PT (11:30 p.m. ET) on Monday, December 5, 2016. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin™ BB305 product candidate, currently in four clinical studies for the treatment of transfusion-dependent β-thalassemia and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts; Seattle, Washington; and Paris, France.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia and severe sickle cell disease.  Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the preliminary positive results from our prior and ongoing clinical trials of LentiGlobin, including HGB-205, will not continue or be repeated in our ongoing or planned clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing process or the HGB-206 clinical trial protocol will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, the risk of a delay in the enrollment of patients in our clinical studies, and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

Investors:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

bluebird bio, Inc.

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com

or

Pure Communications, Inc.

Dan Budwick, 973-271-6085

About AP-HP: AP-HP - Greater Paris University hospitals - is a European world-renowned European university hospital. Its 39 hospitals treat 8 million people every year: in consultation, emergency, during scheduled or home hospitalizations. The AP-HP provides a public health service for everyone, 24 hours a day. This mission is a duty as well as a grzeat source of pride. The AP-HP is the leading employer un the Greater Paris area : 100 000 staff members – doctors, researchers, paramedical staff, administrative personnel and workers – work there. http://www.aphp.fr

About the Imagine Institute: As the leading European center for research, care and teaching in genetic diseases, the Imagine Institute's primary aim is to understand and cure. The Institute's staff includes 850 of the best physicians, scientists and healthcare professionals housed in an innovative new building designed to realize synergies. This unprecedented continuum of expertise available in close proximity to patients allows Imagine to accelerate discoveries and their application at the bedside. www.institutimagine.org

Press contacts

AP-HP: Anne-Cécile Bard and Marine Leroy: +33 (0)1 40 27 37 22 - service.presse@aphp.fr

Imagine: Béatrice Parinello-Froment – beatriceparrinello@bpfconseil.com – +33 (0)6 63 72 16 06

Clémence Inglard – clemence.inglard@institutimagine.org – +33 (0)1 42 75 46 44